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                                                                    Exhibit 99.1


[CELSION(TM) LOGO]                      CELSION CORPORATION             T 410.290.5390       www.celsion.com
                                        10220-l, Old Columbia Road      T 800.262.0394       celsion@celsion.com
                                        Columbia MD 21046-1785          F 410.290.5394



August 20, 2001




Dear Shareholder:

We have had a very productive seven months since our last report.

1. BENIGN PROSTATIC HYPERPLASIA (BPH) PIVOTAL PHASE II CLINICAL TRIALS HAVE BEEN EXPANDED TO TEN SITES WITH ACCELERATED PATIENT ENROLLMENT.

        The final clinical (Pivotal Phase II) BPH study on 160 patients (120 of whom have been or will be treated with Celsion's investigational system and 40 with the drug Proscar) is currently underway at the following sites:

           1.  Montefiore Medical Center, New York
           2.  Regional Urology (LA), Shreveport, Louisiana
           3.  Pacific Urology Institute, Santa Monica, CA*
           4.  Urology Associates of North Texas, Arlington, TX**
           5.  University of Maryland, Baltimore, MD
           6.  Dr. Raymond Fay, San Francisco, CA
           7.  Urology San Antonio, San Antonio, TX*
           8.  Kansas City Urology Care, Kansas City, MO**
           9.  Research Associates in Urology, West Orange, NJ*
          10.  Nevada Urology Associates, Reno, NV*

    -------

    *      Part of the Linked Urology Research Group.
    **     Part of America's Doctors.

        We expect that three additional sites will be active by the end of August.

        Early in 2001 we concluded that the clinical sites we were selecting would not generate an adequate volume of patients to enable us to complete the trial within the timeframe that we had previously indicated. As a result, we changed our selection criteria to focus on office-based clinical sites with high patient volumes. More recently we have concentrated our efforts in two national, clinical trial groups--America's Doctors (indicated above by *) and the Linked Urology Research Group (indicated above by **). As a result of this change, our current sites employ over 150 urologists and collectively treat in excess of 20,000 patients each month.

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        Additionally, we recognized that we needed to bolster our clinical management resources and, therefore, formed a four-member dedicated group to manage the BPH Pivotal Phase II Clinical Trials. These two strategic decisions, together with the hiring of Dan Reale as President of the BPH Division, have resulted in a dramatic increase in patient enrollment. We began the BPH Phase II Clinical Trials in October 2000 and through July 31, 2001 we had treated 18 patients. By the end of August, we expect to more than double that number and, on the assumption that we will continue to increase our momentum, we anticipate that we could complete enrollment by the end of October. This would enable us to submit our application for premarketing approval (PMA) to the Food and Drug Administration (FDA) early in 2002 and, if the FDA finds the application adequate, could result in approval by the spring/early summer of 2002.


2. CELSION'S BREAST CANCER PIVOTAL PHASE II CLINICAL TRIALS ARE UNDERWAY AND THREE PATIENTS HAVE BEEN TREATED.

        Given our limited cash and personnel resources and the proximity of our BPH product to commercialization, we decided, early this year, to focus our clinical resources towards completion of the BPH clinical trials. This having been said, the Company's Breast Cancer Pivotal Phase II Clinical Trials are underway at Columbia Breast Surgery Medical Center, FL, where one patient has been treated, and Halle Martin Luther Breast Center at Halle in Germany, which has treated two patients.

        We are currently in negotiations with ten excellent additional sites, one of which, Oklahoma University, is in the final stages of its Institutional Review Board (IRB) approval process. Two protocols will be tested at each location; the first is designed to ablate (kill) small breast cancer tumors using heat alone. The second is designed to downsize large breast cancer tumors using a combination of heat and chemotherapy, thus allowing a surgeon to perform a lumpectomy rather than a mastectomy, thereby preserving the affected breast.


3.      CELSION/DUKE UNIVERSITY HEAT ACTIVATED LIPOSOMES

        We continue to make progress on the development of a cancer drug using the Heat Activated Liposome technology that we licensed from Duke University. We have successfully encapsulated a well known cancer drug-Doxorubicin-our first production batch has been manufactured and we are in the midst of large animal toxicity studies, being conducted at Roswell Park Cancer Institute in Buffalo, New York, to determine a safe dosage for use in human clinical trials. If all goes well, we should complete these trials by the end of October, which would enable us to file an Investigational New Drug (IND) application for the compound by the end of this calendar year. Assuming the FDA approval process runs its normal course, we could commence human Phase I clinical trials on this new drug early in 2002.


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4.      CELSION/SLOAN-KETTERING GENE THERAPY

        Dr. Gloria Li at Memorial Sloan-Kettering has successfully developed a temperature activated, gene-based, biological modifier. The modifier is expressed by an increase in temperature induced by Celsion's focused heat at the tumor site. The activated modifier is intended to eliminate the tumor cells' ability to repair DNA damage when they are treated with radiation or chemotherapy. Clinically, the use of the biological modifier is intended to enhance significantly the efficacy and reduce drastically the amount, and thus the toxicity, of required radiation and chemotherapy. Thus far, researchers at Sloan-Kettering have successfully demonstrated the concept in small animals. They are currently conducting an efficacy study using human tumors in mice and are preparing to commence large animal toxicity studies. Celsion is in active discussion with clinicians at Memorial Sloan-Kettering regarding the design of clinical trials in order to file an IND application for the "biological modifier" and begin patient studies. While this development is still a long way from commercialization, the initial results show great promise.

5.      CASH POSITION

        As we accelerate our clinical trials to commercialize our various businesses we have increased our cash "burn rate" to an average of $650,000 per month. At the end of June our cash balance was $4.6MM, which implies that we have sufficient cash to take us through the end of this calendar year and to complete several significant milestones. As we indicated at the Annual Meeting, we intend to raise additional funds in the fall of this year. We are exploring a wide variety of avenues including strategic alliances and various equity infusions.

6.      OTHER DEVELOPMENTS

        There have been several other positive developments in the business.

        STRATEGIC ALLIANCES

        In mid-May, we signed a Memorandum of Understanding with Inabata, a Japanese trading company 30% owned by Sumitomo Corporation, to explore opportunities to develop our business in Asia and Japan. So far, we are delighted with our relationship, which has generated several potential business opportunities. We are presently negotiating with several Japanese pharmaceutical companies to license our BPH and temperature sensitive liposome technologies for Japan. While there is no assurance that these negotiations will be successfully concluded, we are encouraged that our technology has generated a high level of interest among potential medical and pharmaceutical partners. We are also discussing with Inabata manufacturing and distribution opportunities in China.

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        PERSONNEL

        We have made three significant additions to our senior staff:

        First, we hired Dan Reale as President of the BPH Division. Dan is a seasoned entrepreneurial executive, who has spent his entire career in the medical products industry largely with three successful bio-medical start-ups. Dan's focus and energy will act as a catalyst as we work to bring our BPH product to market in the middle of 2002.

        Next, we reassigned Kurt O'Neill, our former Controller, to manage our clinical programs. Kurt has been instrumental in signing up the new clinical sites and working with the sites' clinical personnel to expedite the enrollment of patients.

        Finally, we added Dr. Kris Venkat to our Board of Directors and engaged him to work with us to develop our pharmaceutical business. Kris has vast experience in the pharmaceutical field and will work with management to develop an operating plan and identify and negotiate with potential strategic partners for this business.

                                     * * *

    We recognize that our communication over the last seven months has been less frequent than may have been desired by you, our shareholders. In the future, we expect to issue a shareholder letter each quarter and, additionally, to host a quarterly shareholder conference call. The first of these calls has been scheduled for August 28, 2001 at 10:00 a.m. Eastern Daylight Savings Time. If you wish to participate please call 952 556 2803 (or toll free 877 679 9049) and register ten minutes before the call. A recording of the call may be accessed between 11 a.m. on August 28, 2001 and 11 a.m. August 29, 2001 at 703 326 3020 (or toll free 800 615 3210) with an access code of 547 1289.

    To conclude, we are making excellent progress on many fronts, and we believe that we will meet several major milestones in the second half of the year. We feel confident that, as we clear each milestone, the market will recognize the value Celsion has within its reach.

    Thank you for your continued support.

    /s/ SPENCER J. VOLK             /s/ AUGUSTINE Y. CHEUNG

    Spencer J. Volk                 Augustine Y. Cheung
    President                       Chairman and Founder
    Chief Executive Officer         Chief Scientific Officer


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